                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[x]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                      Loral Space & Communications Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

(LORAL LOGO)
--------------------------------------------------------------------------------
SPACE & COMMUNICATIONS LTD.



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               AND PROXY STATEMENT

                                  MAY 29, 2003

                              --------------------


         The Annual Meeting of Shareholders of Loral Space & Communications Ltd. ("Loral" or the "Company") will be held at BARUCH COLLEGE, VERTICAL CAMPUS BUILDING (ROOM 14-220), 55 LEXINGTON AVENUE (USE 25TH STREET ENTRANCE), New York, New York 10010, at 10:30 A.M., on Thursday, May 29, 2003 for the purpose of:

         1. Electing to the Board four Class I Directors whose terms have expired;

         2. Acting upon a proposal to amend the Company's bye-laws to allow the shareholders to grant discretionary authority to the Company's Board of Directors to determine the ratio to be employed in a reverse split of the Company's common stock and to grant such authority to the Company's Board of Directors to effect a reverse stock split at a ratio within the range from one-for-five to one-for-twenty;

         3. Acting upon a proposal to increase the number of authorized shares of common stock of the Company from 750,000,000 to 1,250,000,000;

         4. Acting upon a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2003; and

         5. Transacting any other business which may properly come before the meeting.

         The Board of Directors has fixed the close of business on April 1, 2003 as the date for determining shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

         This Proxy Statement and accompanying proxy or voting instruction card will be first mailed to you and to other shareholders of record commencing on or about April _____, 2003.

         All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, I hope that you will vote as soon as possible. Please review the instructions on the proxy or voting instruction card regarding your voting options.


                               By Order of the Board of Directors



                               BERNARD L. SCHWARTZ
                               CHAIRMAN OF THE BOARD OF DIRECTORS


April _____, 2003

                               QUESTIONS & ANSWERS



WHY DID I RECEIVE THIS PROXY        We have sent you this Notice of Annual
STATEMENT?                          Meeting and Proxy Statement and proxy or
                                    voting instruction card because Loral's
                                    Board of Directors is soliciting your proxy to vote at our Annual Meeting of Shareholders on May 29, 2003 (the "Annual
                                    Meeting"). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about us.

WHO IS ENTITLED TO VOTE?            You may vote if you owned common stock
                                    as of the close of business on April 1,
                                    2003. On April 1, 2003, there were
                                    ____________________ shares of our common
                                    stock, par value $.01 per share,
                                    outstanding and entitled to vote at the
                                    Annual Meeting.

HOW MANY VOTES DO I HAVE?           Each share of our common stock that you own
                                    entitles you to one vote.

WHAT AM I VOTING ON?                You will be voting on the following:

                                    o   To elect four Class I Directors;

                                    o To amend the Company's bye-laws to allow the shareholders to grant discretionary authority to the Company's Board of Directors to determine the ratio to be employed in a reverse split of the Company's common stock and to grant such authority to the Company's Board of Directors to effect a reverse stock split at a ratio within the range from one-for-five to one-for-twenty;

                                    o   To increase the number of authorized
                                        shares of common stock of the Company
                                        from 750,000,000 to 1,250,000,000;

                                    o   To ratify the selection of Deloitte &
                                        Touche LLP as our independent auditors;
                                        and

                                    o To transact any other business which may properly come before the Annual Meeting.

HOW DO I VOTE?                      You can vote in the following ways:

                                    o   BY MAIL: If you are a holder of record,
                                        you can vote by marking, dating and
                                        signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

                                    o   BY TELEPHONE OR INTERNET: If you hold
                                        your shares in street name, you may be
                                        able to vote by telephone or over the
                                        Internet. Please follow the instructions on your voting instruction card.

                                    o   AT THE ANNUAL MEETING: If you are
                                        planning to attend the Annual Meeting
                                        and wish to vote your shares in person,
                                        we will give you a ballot at the
                                        meeting. If your shares are held in
                                        street name, you need to bring an
                                        account statement or letter from your
                                        broker, bank or other nominee indicating that you were the beneficial owner of the shares on April 1, 2003, the record date for voting. EVEN IF YOU PLAN TO BE PRESENT AT THE MEETING, WE ENCOURAGE YOU TO COMPLETE AND MAIL THE ENCLOSED CARD TO VOTE YOUR SHARES BY PROXY.

WHAT IF I RETURN MY PROXY           Your shares will be voted according to the
OR VOTING INSTRUCTION CARD          instructions you have indicated on your
BUT DO NOT MARK IT TO SHOW          proxy or voting instruction card. If no
HOW I AM VOTING?                    direction is indicated, your shares will be
                                    voted "FOR" the election of all Class I
                                    nominees to the Board of Directors, "FOR" proposals 2, 3 and 4 and, with respect to any other matter which may properly come before the Annual Meeting, at the discretion of the proxy holders.

MAY I CHANGE MY VOTE AFTER          You may change your vote at any time before
I RETURN MY PROXY OR VOTING         your proxy is cast at the Annual Meeting in
INSTRUCTION CARD?                   one of three ways:
                                  o Notify our Corporate Secretary in writing
                                    before the Annual Meeting that you are
                                    revoking your proxy;
                                  o Submit another proxy card (or voting
                                    instruction card if you hold your shares in street name) with a later date; or
                                  o Vote in person at the Annual Meeting.

WHAT DOES IT MEAN IF I              it means you have multiple accounts at the
RECEIVE MORE THAN ONE               transfer agent and/or with banks and stock
PROXY OR VOTING                     brokers. Please vote all of your shares.
INSTRUCTION CARD?


WHAT CONSTITUTES A QUORUM?          The presence of the holders of a majority of
                                    the shares entitled to vote at the Annual
                                    Meeting constitutes a quorum. Presence may be in person or by proxy. Therefore, you will be considered part of the quorum if you return a signed and dated proxy or voting instruction card, if you vote by telephone or Internet or if you attend the Annual
                                    Meeting.

                                    Abstentions and broker "non-votes" are
                                    counted as "shares present" at the meeting for purposes of determining whether a quorum exists but not as "shares cast" for any proposal. Because abstentions and broker "non-votes" are not treated as shares cast, they would have no impact on proposals that require the approval of a majority of the votes cast (such as proposals 1, 3 or 4), but would be treated as a vote against any proposal that requires the approval of a majority of the shares outstanding (such as proposal 2).

WHAT VOTE IS REQUIRED IN            ELECTION OF DIRECTORS: The election of the
ORDER TO APPROVE EACH               four Class I nominees requires the
PROPOSAL?                           affirmative vote of a majority of the votes
                                    cast at the Annual Meeting. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. In the unanticipated event that any of such nominees is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the Board of Directors to replace such nominee, or in lieu thereof, the Board may reduce the number of directors.

                                    AMENDMENT OF THE COMPANY'S BYE-LAWS TO
                                    EFFECT A REVERSE STOCK SPLIT: Amending our bye-laws to effect a reverse stock split in the manner described in proposal 2 requires the affirmative vote of a majority of our outstanding shares of common stock.

                                    INCREASING THE NUMBER OF AUTHORIZED SHARES
                                    OF COMMON STOCK: Increasing the number of authorized shares of our common stock requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

                                    RATIFICATION OF INDEPENDENT AUDITORS:
                                    Ratification of the selection of Deloitte &
                                    Touche LLP as our independent auditors
                                    requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection will be reconsidered by our Audit Committee for the fiscal year ending December 31, 2004.

HOW WILL VOTING ON ANY              We do not know of any business or proposals
OTHER BUSINESS BE                   to be considered at the Annual Meeting other
CONDUCTED?                          than those set forth in this Proxy
                                    Statement. If any other business is proposed and we decide to allow it to be presented at the Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter according to their best judgement.

WHO WILL COUNT THE VOTES?           The Bank of New York will act as the
                                    inspector of election and will tabulate the votes.

WHO PAYS TO PREPARE, MAIL           We will pay all of the costs of soliciting
AND SOLICIT THE PROXIES?            proxies. We will ask banks, brokers and
                                    other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses. We have also retained W.F. Doring
                                    & Co., Inc. to solicit proxies on our behalf and will pay them a fee, not to exceed
                                    $7,500, for such services.

HOW DO I SUBMIT A                   Any shareholder who intends to present a
SHAREHOLDER PROPOSAL FOR            proposal at the 2004 Annual Meeting of
NEXT YEAR'S ANNUAL                  Shareholders must deliver the proposal to
MEETING?                            the Corporate Secretary at our principal
                                    executive offices, located c/o Loral
                                    SpaceCom Corporation, 600 Third Avenue, New
                                    York, New York 10016:

                                    o   Not later than December _____, 2003, if
                                        the proposal is submitted for inclusion
                                        in our proxy materials for that meeting
                                        pursuant to Rule 14a-8 under the
                                        Securities Exchange Act of 1934; or

                                    o   No earlier than March 20, 2004 but no
                                        later than April 17, 2004, if the
                                        proposal is submitted pursuant to our
                                        bye-laws, in which case we are not
                                        required to include the proposal in our
                                        proxy materials.

                       PROPOSAL #1: ELECTION OF DIRECTORS


The Company has three classes of directors serving staggered three-year terms, with Classes I and II each consisting of four directors and Class III consisting of three directors. The terms of the Class I, II and III directors expire on the date of the Annual Meeting in 2003, 2004 and 2005, respectively.

Shareholders will elect four Class I directors at the Annual Meeting. Of the directors named below, Messrs. Howard Gittis, Gershon Kekst, Arthur L. Simon and Eric J. Zahler are the nominees to serve as Class I directors. Each director will serve for a period of three years, until a qualified successor director has been elected, or until he resigns or is removed by the Board. ELECTION OF EACH OF THE CLASS I NOMINEES WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

The following are brief biographical sketches of each of our directors and nominees:


BERNARD L. SCHWARTZ
-------------------

                    Age:   77
         Director Since:   1996
                  Class:   Class III
    Business Experience:   Mr. Schwartz is Chairman of the Board of Directors
                           and Chief Executive Officer of the Company.
    Other Directorships:   First Data Corp., K&F Industries, Inc. and Satelites
                           Mexicanos, S.A. de C.V. Trustee of Mount Sinai - NYU
                           Medical Center and Health System and Thirteen/WNET
                           Educational Broadcasting Corporation.

HOWARD GITTIS
-------------

                    Age:   69
         Director Since:   1996
                  Class:   Class I Nominee
    Business Experience:   Mr. Gittis is Director, Vice Chairman and Chief
                           Administrative Officer of MacAndrews & Forbes
                           Holdings Inc. and its various affiliates.
    Other Directorships:   Jones Apparel Group, Inc., M & F Worldwide Corp., REV
                           Holdings Inc., Revlon Consumer Products Corporation and Revlon, Inc.

ROBERT B. HODES
---------------

                    Age:   77
         Director Since:   1996
                  Class:   Class II
    Business Experience:   Mr. Hodes is counsel to Willkie Farr & Gallagher, a
                           law firm in New York, N.Y., and, until 1996, was a
                           partner in and co-chairman of that firm.
    Other Directorships:   K&F Industries, Inc., LCH Investments, N.V., Mueller
                           Industries, Inc., Restructured Capital Holdings, Ltd.
                           and R.V.I. Guaranty Ltd.

GERSHON KEKST
-------------

                    Age:   68
         Director Since:   1996
                  Class:   Class I Nominee
    Business Experience:   Mr. Kekst is President of Kekst and Company
                           Incorporated, corporate and financial communications consultants in New York, N.Y.

CHARLES LAZARUS
---------------

                    Age:   79
         Director Since:   1996
                  Class:   Class II
    Business Experience:   Mr. Lazarus is Chairman Emeritus of Toys "R" Us, Inc.

SALLY MINARD
------------

                    Age:   60
         Director Since:   2002
                  Class:   Class II
    Business Experience:   Ms. Minard is co-chair of the Women's Leadership
                           Forum of the Democratic National Committee, NY State
                           chapter. Previously, she was co-founder of Lotas
                           Minard Patton McIver, an advertising communications
                           firm in New York, N.Y., from 1986-1999. Ms. Minard
                           also served as President of the New York Women's
                           Agenda and Treasurer of the American Association of
                           Advertising Agencies.
Other Directorships:       American Red Cross (NY) and member of the Board of
                           Governors of New School University (NY)

MALVIN A. RUDERMAN
------------------

                    Age:   76
         Director Since:   1996
                  Class:   Class III
    Business Experience:   Dr. Ruderman is the Centennial Professor of Physics
                           at Columbia University in New York, N.Y. He has been a member of the Board of Trustees of the Institute for Advanced Study and of Associated Universities,
                           Inc.

E. DONALD SHAPIRO
-----------------

                    Age:   71
         Director Since:   1996
                  Class:   Class III
    Business Experience:   Professor Shapiro has been The Joseph
                           Solomon Distinguished Professor of Law at New York
                           Law School since 1983 and Dean Emeritus since 2000
                           and was previously Dean/Professor of Law (1973-1983).
    Other Directorships:   Frequency Electronics, Inc., Group Health
                           Incorporated, Kramont Realty Trust and Vasomedical,
                           Inc.

ARTHUR L. SIMON
---------------

                    Age:   71
         Director Since:   1996
                  Class:   Class I Nominee
    Business Experience:   Mr. Simon is an independent consultant.  Previously,
                           he was a partner at Coopers & Lybrand L.L.P.,
                           Certified Public Accountants, from 1968 to 1994.
    Other Directorships:   L-3 Communications Corporation

DANIEL YANKELOVICH
------------------

                    Age:   78
         Director Since:   1996
                  Class:   Class II
    Business Experience:   Mr. Yankelovich is Chairman of DYG, Inc., a market,
                           consumer and opinion research firm in New York, N.Y.
                           He is also Chairman of Viewpoint Learning, Inc., a
                           consulting firm based in San Diego, CA.
    Other Directorships:   Director Emeritus of Arkla, Inc., CBS, Inc., Meredith
                           Corporation and U S West, Inc.

ERIC J. ZAHLER
--------------

                    Age:   52
         Director Since:   2001
                  Class:   Class I Nominee
    Business Experience:   Mr. Zahler has been President and Chief Operating
                           Officer of the Company since February 2000.
                           Previously, he was Executive Vice President of the
                           Company since October 1999, Senior Vice President,
                           General Counsel and Secretary of the Company since
                           February 1998 and Vice President, General Counsel and
                           Secretary of the Company since 1996.
    Other Directorships:   Satelites Mexicanos, S.A. de C.V.



On February 15, 2002, Globalstar, L.P. ("Globalstar") and certain of its direct subsidiaries filed voluntary petitions under Chapter 11 of Title 11, United States Code in the United States Bankruptcy Court for the District of Delaware. In connection with this filing, Loral/Qualcomm Satellite Services, L.P., the managing general partner of Globalstar, its general partner, Loral/Qualcomm Partnership, L.P., and certain of our subsidiaries that serve as general partners of Loral/Qualcomm Partnership, L.P. also filed voluntary petitions with the Delaware bankruptcy court. Messrs. Schwartz and Zahler and/or certain other of our executive officers either currently serve or have previously served as executive officers of these general partner entities and Globalstar and certain of its subsidiaries.

Directors are paid a fixed fee of $25,000 per year. Non-employee directors are also paid $6,000 for personal attendance or $2,000 for telephone participation at each meeting. In addition, the Chairman of the Audit Committee is paid $12,000 per year, and Audit Committee members are paid $4,000 per year. Audit Committee members are also paid $2,000 for personal attendance or $1,000 for telephone participation at each meeting. Compensation and Stock Option Committee members are paid an additional $2,000 per year and $1,000 for personal attendance or $500 for telephone participation at each meeting.

The Company provides certain life insurance and medical benefits to certain non-employee directors. For 2002, the cost of the life insurance benefits was $13,565 for Mr. Gittis, $14,553 for Mr. Kekst, $14,223 for Mr. Ruderman, $15,000 for Mr. Shapiro, $12,500 for Mr. Simon and $14,170 for Mr. Yankelovich, and the cost of life insurance and medical benefits was $40,283 for Mr. Hodes.

The Company has purchased insurance from various insurance companies insuring the Company against obligations it might incur as a result of its indemnification of officers and directors for certain liabilities they might incur, and insuring such officers and directors for additional liabilities against which they might not be indemnified by the Company. The policy also provides insurance for the Company's own liabilities in certain circumstances. The cost to the Company for the annual insurance premiums covering the period ending April 2003 was approximately $2,163,100. Pursuant to Bermuda law, the Company has entered into indemnity agreements with its directors and executive officers. These indemnity agreements are intended to provide the full indemnity protection authorized by Bermuda law.

          PROPOSAL #2: AMENDMENT OF THE COMPANY'S BYE-LAWS TO EFFECT A
          ------------------------------------------------------------
                               REVERSE STOCK SPLIT
                              -------------------



Shareholders will act upon a proposal to amend the Company's bye-laws to allow the shareholders to grant discretionary authority to the Company's Board of Directors to determine the ratio to be employed in a reverse stock split of the Company's common stock and to grant such authority to the Company's Board of Directors to effect a reverse stock split at a ratio within the range from one-for-five to one-for-twenty. APPROVAL OF THIS PROPOSAL WILL REQUIRE THE AFFIRMATIVE VOTE, IN PERSON OR BY PROXY, OF A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

INTRODUCTION
------------

The Board of Directors of the Company previously approved, subject to shareholder approval at the Annual Meeting: (a) a proposal to effect a reverse stock split (the "Reverse Stock Split") of the Company's common stock, at a ratio to be determined by the Board, from one-for-five to one-for-twenty (the "Specified Range"); and (b) an amendment (the "Amendment") to the Company's Third Amended and Restated Bye-Laws (the "Bye-Laws") to allow the shareholders to give the Board authority to implement the Reverse Stock Split, at a ratio within the Specified Range and on a date prior to the 2004 Annual Meeting of Shareholders, as selected by the Board in its discretion. The form of the Amendment is attached as Appendix A to this Proxy Statement.

The Board has proposed to amend the Bye-Laws to allow the shareholders to give the Board the authority to effectuate the Reverse Stock Split. If, for example, the Board were to select a ratio of one-for-five, for every five shares of common stock held by a shareholder prior to the Reverse Stock Split, that shareholder would hold one share of common stock immediately after the Reverse Stock Split. If the Board were to select a ratio of one-for-ten, for every ten shares of common stock held by a shareholder prior to the Reverse Stock Split, that shareholder would hold one share of common stock immediately after the Reverse Stock Split. If the Board were to select a ratio of one-for-twenty, for every twenty shares of common stock held by a shareholder prior to the Reverse Stock Split, that shareholder would hold one share of common stock immediately after the Reverse Stock Split. Any fractional shares resulting from a Reverse Stock Split would be rounded up to a whole share as provided below, and outstanding options and warrants to purchase common stock, and the conversion rights of outstanding preferred stock, would be adjusted accordingly.

The purpose of the Reverse Stock Split is to increase the per share market value of the Company's common stock. If the Reverse Stock Split and the Amendment are authorized by the shareholders, the Board will implement the Reverse Stock Split on a date prior to the 2004 Annual Meeting of Shareholders, as selected by the Board in its discretion. The Board has submitted the proposed Reverse Stock Split with the Specified Range in order to give it the flexibility at time of implementation to determine the ratio within that range that it believes will provide for the greatest marketability of the common stock. The Amendment will give the Board the authority to effect only a single Reverse Stock Split. No further action on the part of the shareholders would be required to effect the Reverse Stock Split at the ratio within the Specified Range selected by the Board.

Adjustments to the Company's financial statements to reflect the Reverse Stock Split are expected to be minimal. The expected immediate effect in the market would be an increase in the trading price per share, although not necessarily on a proportional basis. The Reverse Stock Split will proportionately reduce both the issued and outstanding shares of the Company's common stock and the authorized but unissued shares, depending upon the Reverse Stock Split ratio selected by Board of Directors. As of March 31, 2003, the Company had 750,000,000 shares of authorized common stock, of which __________ were outstanding. If the Amendment and the Reverse Stock Split are approved by the shareholders, the Company would have had as of that date after giving effect to the Reverse Stock Split, 150,000,000 shares of authorized common stock and approximately __________ outstanding if, for example, the Board of Directors chooses a Reverse Stock Split of one-for-five; 75,000,000 shares of authorized common stock and approximately __________ outstanding if the Board of Directors chooses a Reverse Stock Split of one-for-ten; or 37,500,000 shares of authorized common stock and approximately __________ outstanding if the Board of Directors chooses a Reverse Stock Split of one-for-twenty. However, if the increase in the number of the Company's authorized shares of common stock described in proposal 3 is approved by the shareholders, it will become effective immediately, and therefore the number of authorized shares of the Company's common stock will be increased prior to the Reverse Stock Split being effected.

Under the New York Stock Exchange ("NYSE") criteria for continued listing, the NYSE will normally give consideration to de-listing a company's stock when the average closing price of the stock is less than $1.00 over a consecutive 30-trading day period. The average closing price of the Company's common stock on the NYSE was less than $1.00 for 30 consecutive trading days and, on August 22, 2002, the Company received notice from the NYSE that its stock price was below the NYSE's price criteria. If the Company is unable to cure this deficiency, the common stock could be de-listed from the NYSE. De-listing of the Company's common stock by the NYSE could result in a material adverse effect on the liquidity of its shares, have an adverse effect on the trading value and impair its ability to raise funds in the capital markets.

The NYSE has informed the Company that price is the only criteria for listing that it does not currently meet. The NYSE's rules provide for a six-month period from receipt of notice from the NYSE to cure this deficiency. In the event the actions the Company takes to cure the deficiency require shareholder approval such as the Reverse Stock Split, the six-month cure period is extended until this Annual Meeting of Shareholders. The Company believes that, if the Reverse Stock Split and the Amendment are approved and a Reverse Stock Split is implemented, there is a greater likelihood that the price of the common stock will be maintained at a level over $1.00 per share. The Company can give no assurances, however, that approval of the Reverse Stock Split and the Amendment and the implementation of the Reverse Stock Split will succeed in raising the average closing price of the Company's common stock above $1.00 per share, or that such minimum price, if achieved, would be maintained.

Even though a reverse stock split, by itself, does not affect a company's assets or prospects, reverse stock splits can result in a decrease in the aggregate market value of a company's equity capital. The Board of Directors, however, believes that this risk is offset by the prospect that the Reverse Stock Split will improve the likelihood that the Company will be able to maintain its NYSE listing and may, by increasing the per share price, make an investment in the Company's common stock more attractive for certain investors. If the Company's common stock is delisted from the NYSE, trading, if any, of the Company's common stock would thereafter have to be conducted in a non-NYSE exchange, subject to listing requirements, or in the over-the-counter market. In such event, an investor could find it more difficult to dispose of the common stock, or to obtain accurate quotations as to the market value of the Company's common stock.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT
--------------------------------------------

The proposed Reverse Stock Split will not affect any shareholder's proportionate equity interest in the Company or the rights, preferences, privileges or priorities of any shareholder, other than an adjustment which may occur due to the rounding up of fractional shares to whole shares. A shareholder may hold less than 100 shares of the Company's common stock after the Reverse Stock Split and as a consequence may incur greater costs associated with trading. Likewise, the Reverse Stock Split will not affect the total shareholders' equity of the Company or any components of shareholders' equity as reflected on the financial statements of the Company except (i) to reduce the number of authorized and issued and outstanding shares of common stock, (ii) to increase the par value per share of the common stock, and (iii) for an adjustment which will occur due to the costs incurred by the Company in connection with this Proxy Statement and the implementation of this proposal.

The following table illustrates the principal effects on the Company's common stock of the Reverse Stock Split using three different ratios within the Specified Range without giving effect to the proposal to increase the number of the Company's authorized shares of common stock described in proposal 3. Accordingly, your attention is directed to the table set forth on page 14 of this Proxy Statement, which describes the impact on the Company's authorized shares of common stock and the shares available for future issuance if the proposal to increase the number of the Company's authorized shares of common stock is approved.

                                                      NUMBER OF SHARES OF COMMON STOCK
                          -----------------------------------------------------------------------------------------
                                                                                             One-for-Twenty
                          Prior to Reverse     One-for-Five Reverse   One-for-Ten Reverse    Reverse Stock Split
                          Stock Split          Stock Split (1:5)      Stock Split (1:10)     (1:20)
                          -----------------------------------------------------------------------------------------

Authorized                       750,000,000          150,000,000             75,000,000             37,500,000

Issued and outstanding
as of March 31, 2003      [               ]        [            ]       [            ]        [            ]

Available for future
issuance as of March
31, 2003                  [               ]        [            ]       [            ]        [            ]

The $0.01 per share par value of the common stock would be proportionately increased as a result of the Reverse Stock Split. For example, it would be changed to $0.05 in a one-for-five Reverse Stock Split, $0.10 in a one-for-ten Reverse Stock Split and $0.20 in a one-for-twenty Reverse Stock Split.

EFFECT ON OUTSTANDING OPTIONS AND WARRANTS
------------------------------------------

In its recently completed exchange offer for certain of its outstanding stock options, the Company accepted and cancelled existing stock options to purchase an aggregate of 14,884,403 shares of common stock that were tendered in the exchange offer and agreed to grant in exchange new stock options to purchase an aggregate of 6,021,488 shares of common stock. The new options will be granted, subject to the terms and conditions of the exchange offer, on September 8, 2003, and will have an exercise price per share equal to the fair market value of the common stock on the date of grant. As of March 31, 2003, the Company had outstanding employee stock options to purchase an aggregate of __________ shares of common stock (excluding the new options that it has agreed to grant as a result of the exchange offer), with exercise prices per share ranging from $__________ to $__________ per share, and warrants to purchase an aggregate of 6,172,255 shares of common stock with an exercise price per share equal to $2.37. Under the terms of the options and warrants, when the Reverse Stock Split becomes effective, the number of shares underlying the options and warrants will be proportionately reduced and the exercise price per share will be proportionately increased depending on the Reverse Stock Split ratio selected by the Board of Directors. For example: with a one-for-five Reverse Stock
Split, the number of shares underlying the options and warrants will be reduced to one-fifth of the number currently underlying them and the exercise price per share will be increased by five times; with a one-for-ten Reverse Stock Split, the number of shares underlying the options and warrants will be reduced to one-tenth of the number currently underlying them and the exercise price per share will be increased by ten times; and with a one-for-twenty Reverse Stock Split, the number of shares underlying the options and warrants will be reduced to one-twentieth of the number currently underlying them and the exercise price per share will be increased by twenty times.

EFFECT ON SERIES C PREFERRED SHARES
-----------------------------------

As of March 31, 2003, the Company had outstanding 3,745,485 shares of Series C Convertible Redeemable Preferred Stock due 2006 (the "Series C Preferred Shares"). The Series C Preferred Shares are convertible at the option of the holder into the Company's common stock. The current conversion price is $20.00 per share, which results in a conversion ratio of 2.5 shares of the Company's common stock for the $50.00 liquidation preference per share of Series C Preferred Stock. At this conversion price the outstanding shares of the Series C Preferred Stock are convertible into an aggregate of 9,363,713 shares of the Company's common stock. Under the terms of the Series C Preferred Shares, the outstanding Series C Preferred Shares will, for example, become convertible at: a conversion price of $100, into an aggregate of 1,872,743 shares of the Company's common stock if a Reverse Stock Split of one-for-five is selected by the Board of Directors; a conversion price of $200, into an aggregate of 936,372 shares of the Company's common stock if a Reverse Stock Split of one-for-ten is selected by the Board of Directors; or a conversion price of $400, into an aggregate of 468,186 shares of the Company's common stock if a Reverse Stock Split of one-for-twenty is selected by the Board of Directors.

The approval of the holders of the Series C Preferred Shares is not required for the Amendment or the Reverse Stock Split.

EFFECT ON SERIES D PREFERRED SHARES
-----------------------------------

As of March 31, 2003, the Company had outstanding 734,135 shares of Series D Convertible Redeemable Preferred Stock due 2007 (the "Series D Preferred Shares"). The Series D Preferred Shares are convertible at the option of the holder into the Company's common stock. The current conversion price is $19.8303 per share, which results in a conversion ratio of 2.5214 shares of the Company's common stock for the $50.00 liquidation preference per share of Series D Preferred Stock. At this conversion price the outstanding shares of the Series D Preferred Stock are convertible into an aggregate of 1,851,044 shares of the Company's common stock. Under the terms of the Series D Preferred Shares, the outstanding Series D Preferred Shares will, for example, become convertible at: a conversion price of $99.1515, into an aggregate of 370,209 shares of the Company's common stock if a Reverse Stock Split of one-for-five is selected by the Board of Directors; a conversion price of $198.303, into an aggregate of 185,105 shares of the Company's common stock if a Reverse Stock Split of one-for-ten is selected by the Board of Directors; or a conversion price of $396.606, into an aggregate of 92,553 shares of the Company's common stock if a Reverse Stock Split of one-for-twenty is selected by the Board of Directors. The approval of the holders of the Series D Preferred Shares is not required for the Amendment or the Reverse Stock Split.

EXCHANGE OF SHARES; ROUNDING UP OF FRACTIONAL SHARES
----------------------------------------------------

Depending on the ratio within the Specified Range selected by the Board of Directors, a specified number of shares of the Company's issued common stock would be converted and reclassified though a Reverse Stock Split into one share of common stock. No certificates or scrip representing fractional share interests in the Company's common stock will be issued, and no such fractional share interest will entitle the holder thereof to any rights as a stockholder of the Company. In lieu of any such fractional share interest, upon surrender of the certificates representing a holder's common stock, such holder will receive a single whole share. All shares of the Company's common stock held by a shareholder will be aggregated, and one new stock certificate will be issued, unless The Bank of New York (the "Transfer Agent") is otherwise notified by the shareholder. Shareholders will be notified on or after the date the Reverse Stock Split becomes effective (the "Effective Date"), that the Reverse Stock Split has been effected. The Transfer Agent will act as the Company's exchange agent (the "Exchange Agent") for shareholders in implementing the exchange of their certificates.

As soon as practicable after the Effective Date, shareholders will be notified and provided the opportunity (but will not be obligated) to surrender their certificates representing pre-Reverse Stock Split shares of common stock to the Exchange Agent in exchange for certificates representing post-Reverse Stock Split shares of common stock. Shareholders will not receive certificates representing post-Reverse Stock Split shares of common stock unless and until the certificates representing their pre-Reverse Stock Split shares of common stock are surrendered and they provide such evidence of ownership of such shares as the Company or the Exchange Agent may require. Shareholders should not forward their certificates to the Exchange Agent until they have received notice from the Company that the Reverse Stock Split has become effective. Beginning on the Effective Date, each certificate representing pre-Reverse Stock Split shares of common stock will be deemed for all corporate purposes to evidence ownership of the appropriate number of post-Reverse Stock Split shares of common stock.

No service charge shall be payable by shareholders in connection with the exchange of certificates, all costs of which will be borne and paid by the Company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
---------------------------------------

A summary of the United States federal income tax consequences of the Reverse Stock Split is set forth below. The discussion is based on present United States federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the Reverse Stock Split. Income tax consequences to particular shareholders may vary from the United States federal tax consequences described generally below.

SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE CONTEMPLATED REVERSE STOCK SPLIT UNDER APPLICABLE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

The Reverse Stock Split will constitute a "recapitalization" to the Company and its shareholders to the extent that issued shares of the Company's common stock are exchanged for a reduced number of shares of the Company's common stock. Therefore, neither the Company nor its shareholders will recognize any gain or loss for federal income tax purposes as a result thereof.

The shares of the Company's common stock to be issued to each shareholder will have an aggregate basis equal to the aggregate basis of the shares of such stock held by such shareholder immediately prior to the Effective Date. A shareholder's holding period for the shares of the Company's common stock to be issued as a result of the Reverse Stock Split will include the holding period for the shares of the Company's common stock held thereby immediately prior to the Effective Date provided that such shares of common stock were held by the shareholder as capital assets on the Effective Date.

           PROPOSAL #3: INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF
           -----------------------------------------------------------
                                  COMMON STOCK
                                  ------------



The shareholders will act upon a proposal to increase the number of authorized shares of common stock from 750,000,000 to 1,250,000,000. APPROVAL OF THIS PROPOSAL WILL REQUIRE THE AFFIRMATIVE VOTE, IN PERSON OR BY PROXY, OF A MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AND VOTING AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

INTRODUCTION
------------

The Board of Directors of the Company previously approved, subject to shareholder approval at the Annual Meeting, a proposal to increase the number of authorized shares of common stock from 750,000,000 to 1,250,000,000. The Board of Directors believes that it would be in the Company's best interests to increase the number of shares of the Company's common stock that the Company is authorized to issue. The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue common stock for proper corporate purposes which may be identified in the future, such as to make mandatory redemption payments in the form of common stock on the Company's Series C Convertible Redeemable Preferred Stock due 2006 (the "Series C Preferred Shares") and Series D Convertible Redeemable Preferred Stock due 2007 (the "Series D Preferred Shares," and together with the Series C Preferred Shares, the "Preferred Shares"), to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to repurchase issued and outstanding debt obligations, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans where the Board of Directors determines it advisable to do so, without the necessity of soliciting further shareholder approval (except as may be required by applicable laws and the NYSE with respect to such transactions or issuances).

PRINCIPAL EFFECTS OF THE AUTHORIZED SHARE INCREASE
--------------------------------------------------

The additional 500,000,000 shares of common stock for which authorization is sought would be identical to the Company's existing shares of common stock. The increase in the number of authorized shares and any future issuances of common stock would not affect the rights of holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of common stock outstanding. Holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current holders of common stock do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. In addition, if the Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on earnings per share and would have a dilutive effect on voting power and share holdings of current shareholders. If the increase in the number of authorized shares is approved by the shareholders, the increase will become effective immediately. Therefore, the increase in the number of authorized shares will be effected prior to the date on which the Reverse Stock Split is effected and, as result of the Reverse Stock Split, the number of authorized shares of common stock will then be proportionately reduced from 1,250,000,000, depending on the Reverse Stock Split ratio selected by the Board of Directors.

The following table illustrates the proposed effects on the Company's common stock if proposal 3 is approved and the Reverse Stock Split effected, using three different ratios within the Specified Range:

                                                                NUMBER OF SHARES OF COMMON STOCK
                          -----------------------------------------------------------------------------------------
                                                                                             One-for-Twenty
                          Prior to Reverse     One-for-Five Reverse   One-for-Ten Reverse    Reverse Stock Split
                          Stock Split          Stock Split (1:5)      Stock Split (1:10)     (1:20)
                          -----------------------------------------------------------------------------------------
Authorized                     1,250,000,000          250,000,000            125,000,000             62,500,000

Issued and outstanding
as of March 31, 2003      [                ]       [            ]         [            ]         [            ]

Available for future
issuance as of March
31, 2003                  [                ]       [            ]         [            ]         [            ]


The Board is required to make any determination to issue common stock based upon its judgment as to the best interests of the Company. The increase in the number of authorized shares of common stock could render more difficult any attempted takeover of the Company that is opposed by the Board of Directors. The Board of Directors may issue, without further action or approval of the shareholders, additional shares of common stock to the public (except as may be required by applicable laws and the NYSE with respect to such issuances), thereby increasing the number of shares that would have to be acquired to effect a change of control of the Company. This proposal to increase the number of authorized shares of common stock has not been prompted by any effort by anyone to gain control of the Company, and the Company is not aware of any such effort. In addition, this proposal is not part of any plan by the Company to recommend a series of anti-takeover measures and the Company does not currently contemplate recommending the adoption of other measures that could be construed to affect the ability of third parties to take over or change control of the Company.

The Series C Preferred Shares and Series D Preferred Shares have mandatory redemption dates in 2006 and 2007, respectively. The Company has the right to make mandatory redemption payments to the holders of Preferred Shares in either cash or common stock, or a combination of the two. If the Company elects to make the mandatory redemption payments in whole or in part in common stock, the shares of common stock delivered will be valued at the then current market value of the common stock, which is defined under the terms of the Preferred Shares as the average volume-weighted daily trading price of the common stock for the ten business days ending on the second business day prior to the date of the mandatory redemption payment. Based upon the fair market value of the Company's common stock at December 31, 2002 (approximately $0.38 per share), the Company did not have available a sufficient number of authorized shares of its common stock to effect payment of the total mandatory redemptions in common stock in 2006 and 2007. Accordingly, as of December 31, 2002, the Company classified an aggregate of $125 million of the Preferred Shares outside the shareholders' (deficit) equity section of the Company's balance sheet. Had the proposed increase in the number of shares of authorized common stock been effected as of December 31, 2002, none of the Preferred Shares would have been classified outside the shareholders' equity section of the balance sheet. The Company believes that if all of the Preferred Shares were classified as equity as of December 31, 2002, the Company's shareholder deficit would have been reduced by $__________. The exact number of shares of the Company's common stock that may be issued on a mandatory redemption date cannot be determined at this time. That number will depend on a number of factors not known today, such as the price of the Company's common stock and the number of Preferred Shares outstanding at that time. The amount, if any, of the Preferred Shares classified outside the shareholders' (deficit) equity section will vary in future periods depending on these factors. Therefore, even if the share increase proposal is approved by shareholders and effected, there can be no assurance that some or all of the Preferred Shares will not be classified outside the shareholders (deficit) equity section of the Company's balance sheet in future periods or that the Company will have a sufficient number of shares of common stock to make all or a substantial portion of the mandatory redemption payments in common stock.

The approval of the holders of the Series C Preferred Shares or the Series D Preferred Shares is not required for this proposal.

                        PROPOSAL #4: INDEPENDENT AUDITORS
                        ---------------------------------


Shareholders will act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent auditors of the Company. IF THE SHAREHOLDERS, BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AND VOTING AT THE ANNUAL MEETING, DO NOT RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP, THE SELECTION OF THE INDEPENDENT AUDITORS WILL BE RECONSIDERED BY THE AUDIT COMMITTEE FOR THE YEAR ENDING DECEMBER 31, 2004. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

BACKGROUND
----------

The Audit Committee has selected Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 2003. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries, and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as independent auditors and certain other activities as described below.

FINANCIAL STATEMENTS AND REPORTS
--------------------------------

The financial statements of the Company for the year ended December 31, 2002, and report of the auditors will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions from shareholders.

SERVICES
--------

During 2002 and 2001, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte") provided services consisting of the audit of the annual consolidated financial statements of the Company, review of the quarterly financial statements of the Company, stand-alone audits of subsidiaries, foreign statutory reports, accounting consultations and consents and other services related to SEC filings and registration statements filed by the Company and its subsidiaries and other pertinent matters. Deloitte also provided other consulting services to the Company in 2002 and 2001 consisting primarily of tax consultation and related services.

AUDIT FEES
----------

The aggregate fees billed or expected to be billed by Deloitte for professional services rendered for the audit of the Company's annual consolidated financial statements for the fiscal years ended December 31, 2002 and 2001 and for the reviews of the condensed consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the 2002 and 2001 fiscal years totaled approximately $1,347,000 and $1,105,000, respectively.

AUDIT RELATED FEES
------------------

The aggregate fees billed by Deloitte for audit-related services for the fiscal years ended December 31, 2002 and 2001 were $200,000 and $277,000. These fees related to the fees for stand-alone audits of the Company's subsidiaries.

TAX FEES
--------

The aggregate fees billed by Deloitte for tax-related services for the fiscal years ended December 31, 2002 and 2001 were $231,000 and $115,000. These fees related to tax consultation and related services.

ALL OTHER FEES
--------------

The aggregate fees billed or expected to be billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees," "Audit-Related Fees" and "Tax Fees" for the fiscal years ended December 31, 2002 and 2001 totaled approximately $171,000 and $0, respectively. These fees related to the design and implementation of tax system software.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Deloitte's independence.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
                -------------------------------------------------



The Board of Directors met seven times during 2002. Each director attended at least 75% of the meetings of the Board and of the meetings of the Board committees on which he or she served as a member in 2002.

The Board of Directors has standing audit, compensation and stock option and executive committees. The following shows the membership and functions of the various committees:


AUDIT COMMITTEE
---------------

                   Members:    Malvin A. Ruderman, E. Donald Shapiro, Arthur L.
                               Simon (Robert B. Hodes resigned from the Audit
                               Committee on July 16, 2002)
Number of Meetings in 2002:    7
                 Functions:    Reviews and acts or reports to the Board of
                               Directors with respect to various auditing and accounting matters, including the review of Loral's audited financial statements, review of Loral's interim financial results, the selection of Loral's independent auditors, the accounting and financial practices and controls of Loral, audit procedures and findings and the nature of services performed for Loral by, and the fees paid to, the independent auditors.


COMPENSATION AND STOCK OPTION COMMITTEE
---------------------------------------

                   Members:    Sally Minard, E. Donald Shapiro, Arthur L. Simon
Number of Meetings in 2002:    1
                 Functions:    Reviews and provides recommendations to the Board
                               of Directors regarding executive
                               compensation matters and is responsible for the administration of Loral's Stock Option
                               Plans.


EXECUTIVE COMMITTEE
-------------------

                   Members:    Bernard L. Schwartz, Robert B. Hodes, Gershon
                               Kekst
Number of Meetings in 2002:    6
                 Functions:    The Executive Committee, between meetings of the
                               Board of Directors, exercises all powers and authority of the Board of Directors in the management of Loral's business affairs that may be lawfully delegated.

                          REPORT OF THE AUDIT COMMITTEE
                          -----------------------------



The Directors who serve on the Audit Committee are all "independent" for purposes of NYSE listing standards. That is, the Board of Directors has determined that none of us has a relationship to the Company that may interfere with our independence from the Company and its management.

For 2002, the Audit Committee operated under a written charter adopted by the Board of Directors which was included in last year's proxy statement. All of the responsibilities enumerated in such charter were fulfilled for the year ended December 31, 2002. On March 27, 2003, in order to comply with the Sarbanes-Oxley Act of 2002 and requirements of the NYSE, the Board of Directors adopted a revised charter which is included in Appendix B to this Proxy Statement.

We have reviewed and discussed with management and the independent auditors, Deloitte & Touche LLP, the Company's audited financial statements as of and for the year ended December 31, 2002.

We have discussed with the independent auditors, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants (see Appendix B for a listing of such matters).

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the activities referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.



                                    Members of the Audit Committee

                                           Arthur L. Simon, Chairman
                                           Malvin A. Ruderman
                                           E. Donald Shapiro

                      REPORT OF THE COMPENSATION COMMITTEE
                      ------------------------------------
                            ON EXECUTIVE COMPENSATION
                            -------------------------



The goals of the compensation program established by the Compensation and Stock Option Committee (the "Compensation Committee") are to align compensation with business objectives and corporate performance and to enable the Company and its subsidiaries (collectively, the "Loral Group") to attract, retain and reward executive officers who contribute to the long-term success of the Loral Group and thereby create value for shareholders. In order to attain these goals, the Compensation Committee's compensation policies link compensation to corporate performance.

The principal components of the Compensation Committee's compensation program are annual compensation consisting of base salary and an annual incentive bonus, as well as long-term incentive compensation using stock options. In determining the amount and form of executive compensation, the Compensation Committee has considered the competitive market for senior executives, the executive's role in achieving the business objectives of the Loral Group and the overall performance of the Loral Group. The type and amount of discretionary compensation granted is based upon the subjective judgment of the Compensation Committee and Chief Executive Officer ("CEO"); nevertheless, in the exercise of their discretion, the Compensation Committee and CEO consider a number of objective criteria which are discussed below in the context of the components of compensation to which they apply.

The Compensation Committee believes that its compensation policies, which have been instrumental in attracting and retaining highly qualified and dedicated personnel, are an important factor in the growth and success of the Loral Group.

SECTION 162(M) OF THE CODE
--------------------------

The Company's 1996 Stock Option Plan, which was adopted by the Company's Board of Directors and approved by the Company's then sole shareholder on March 13, 1996, has been designed to comply with the requirements for "performance-based compensation" under Internal Revenue Code Section 162(m). The Compensation Committee, however, does not have a policy precluding the payment of nondeductible compensation. Compensation attributable to option grants made to certain executive officers under the Company's 2000 Stock Option Plan will not be exempt from the deduction limits of Section 162(m).

CEO COMPENSATION
----------------

The Company's CEO, Bernard L. Schwartz, is paid pursuant to a long-term employment contract. This contract provides for a minimum annual base salary, to be increased each year by the percentage change in the Consumer Price Index, plus such other annual increases as the Board of Directors or the Compensation Committee may grant from time to time. Effective April 23, 2002, Mr. Schwartz's annual base salary increased to $1,752,900 in accordance with his contractual formula. The Compensation Committee sets annual incentive compensation for Mr. Schwartz by assessing a number of factors, including his individual effort, performance and contribution toward achieving the business plan and growth objectives of the Loral Group. At Mr. Schwartz's request, the Compensation Committee agreed to amend his employment agreement to provide for no base salary for the twelve-month period commencing March 1, 2003. Consistent with this request, the Compensation Committee determined not to pay a bonus to Mr. Schwartz for 2002.

COMPENSATION FOR OTHER EXECUTIVE OFFICERS
-----------------------------------------

Other than Mr. Schwartz, base salaries for the named executive officers in this Proxy Statement (the "NEOs") and other executive officers have been set at competitive levels by the CEO in consultation with the Compensation Committee, giving due regard to individual performance and time in position. Incentive compensation for NEOs (other than Mr. Schwartz) and other executive officers is set by the CEO, in consultation with the Compensation Committee, based on factors similar to those used for establishing incentive compensation for the CEO. Incentive compensation for corporate officers with line responsibility for division operations is generally tied to performance targets for the businesses under their authority. These performance targets are set as part of the annual budgeting process for the Company and its subsidiaries. Bonus compensation for 2002 has been awarded in accordance with these factors.

LONG-TERM COMPENSATION
----------------------

It is the Compensation Committee's belief that shareholders' interests are best served by encouraging key employees of the Loral Group to develop ownership interests in the Company. To that end, the Compensation Committee primarily relies upon fair market value employee stock options granted in accordance with the provisions of the 1996 and 2000 Stock Option Plans. In determining the level of option grants to executive officers, the Compensation Committee relies on recommendations by the CEO. The CEO considers factors similar to those described above in determining compensation level and makes subjective determinations with respect to individual grant recommendations. During 2002, 712,500 options were granted to employees under the 1996 Stock Option Plan, of which 562,500 were granted to NEOs; and 227,000 options were granted to employees under the 2000 Stock Option Plan, none of which were granted to NEOs. In 2003, the Compensation Committee approved a stock option exchange offer pursuant to which eligible employees (including the NEOs other than Mr. Schwartz) could exchange certain of their existing stock options for new options at certain specified exchange ratios. Under this offer, the NEOs tendered in the aggregate 4,383,000 options for cancellation, entitling them to receive 1,865,700 new options on September 8, 2003, which new options will have an exercise price equal to the fair market value of the common stock on the grant date.



             MEMBERS OF THE COMPENSATION AND STOCK OPTION COMMITTEE

                           E. Donald Shapiro, Chairman
                           Sally Minard
                           Arthur L. Simon







                      COMPENSATION COMMITTEE INTERLOCKS AND
                      -------------------------------------
                              INSIDER PARTICIPATION
                              ---------------------


None of the members of the Compensation Committee are present or former officers or employed by the Company and its subsidiaries.

                             EXECUTIVE COMPENSATION
                             ----------------------

The Company has entered into a management agreement with Loral SpaceCom Corporation ("Loral SpaceCom") pursuant to which Loral SpaceCom provides certain services to the Company. In accordance with this agreement, compensation for the NEOs and other executive officers and employees of the Company is paid by Loral SpaceCom. The following table summarizes the compensation paid to the NEOs.


                                                    ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                                    -------------------                 ----------------------

                                                                                                       SECURITIES
                                                                        OTHER         RESTRICTED       UNDERLYING
         NAME AND                                                       ANNUAL          STOCK            STOCK       ALL OTHER
     PRINCIPAL POSITION       YEAR        SALARY        BONUS        COMPENSATION       AWARDS          OPTIONS (b) COMPENSATION (c)
-------------------------    ------     ----------     ----------    -------------   --------------    ----------    ----------

Bernard L. Schwartz
Chairman of the Board of       2002     $1,744,576          ----             ----             ----        250,000    $  261,648
Directors and Chief            2001     $1,708,581          ----             ----             ----      3,305,000    $  219,713
Executive Officer (a)          2000     $1,655,844          ----             ----             ----      1,812,500    $  320,506
-------------------------    ------     ----------     ----------    -------------   --------------    ----------    ----------

Eric J. Zahler                 2002     $1,000,000     $  225,000            ----             ----        162,500    $   53,346
President and                  2001     $1,000,000          ----             ----             ----        775,000    $   27,866
Chief Operating Officer        2000     $  975,962     $  325,000            ----             ----      1,550,000    $   11,436
-------------------------    ------     ----------     ----------    -------------   --------------    ----------    ----------

Richard J. Townsend            2002     $  640,673     $  150,000            ----             ----        150,000    $   20,835
Senior Vice President and      2001     $  552,212          ----             ----             ----        475,000    $   20,355
Chief Financial Officer        2000     $  475,000     $  300,000            ----             ----        825,000    $   12,140
-------------------------    ------     ----------     ----------    -------------   --------------    ----------    ----------

Terry J. Hart                  2002     $  378,154     $  275,000(d)         ----       300,000 (g)             0    $   12,022
Vice President and             2001     $  351,461     $  198,000            ----             ----        169,700    $   11,689
President of Loral Skynet      2000     $  294,346     $  180,230            ----             ----        339,400    $   11,689
-------------------------    ------     ----------     ----------    -------------   --------------    ----------    ----------

C. Patrick DeWitt              2002     $  363,462     $  250,000      $146,150 (e)     400,000 (f)             0    $    7,194
Vice President and             2001     $  311,558     $   75,057            ----             ----        349,450    $    6,118
President of Space             2000     $  266,346     $   26,654            ----             ----        332,600    $    6,115
Systems/Loral, Inc.
-------------------------    ------     ----------     ----------    -------------   --------------    ----------    ----------

(a) At Mr. Schwartz's request, the Compensation Committee agreed to amend his employment agreement to provide for no base salary for the twelve-month period commencing March 1, 2003. Consistent with this request, the Compensation Committee determined not to pay a bonus to Mr. Schwartz for 2002.

(b) Does not include grants made in January 2000 by Globalstar Telecommunications Limited ("GTL") to Messrs. Schwartz and Townsend to acquire 75,000 and 25,000 shares of GTL common stock, respectively, at an exercise price of $31.40625 per share. These options are exercisable over a five-year period as follows: 25% on each of the second, third, fourth and fifth anniversary from the date of grant. Also, does not include grants made in May 2000 by GTL to Messrs. Schwartz, Zahler and Townsend to acquire 75,000, 80,000 and 75,000 shares of GTL common stock, respectively, at an exercise price of $8.7031 per share. These options vest in thirds over a three-year period commencing one year from the date of grant. As of April 1, 2003, the closing price of GTL's common stock was $________ per share.

         Excludes the effect of the stock option exchange offer completed in March 2003 pursuant to which Messrs. Zahler, Townsend, Hart and DeWitt tendered 2,325,000, 1,050,000, 509,100 and 498,900 options, respectively, for cancellation. In exchange for such tendered stock options, Messrs. Zahler, Townsend, Hart and DeWitt will receive a grant of 930,000, 532,500, 203,640 and 199,560 options, respectively, on
         September 8, 2003, which new options will have an exercise price equal to the fair market value of the common stock on the grant date.

(c) For 2002, includes annual Board of Directors fee in the amount of $25,000 to Messrs. Schwartz and Zahler and Company matching contributions to the Savings Plan in the amount of $6,600 for Messrs. Schwartz, Zahler and Townsend and $7,333 and $7,184 for Messrs. Hart and DeWitt, respectively, and the value of supplemental life insurance premiums in the amounts of $230,048, $21,746, $14,235 and $4,689 for
         Messrs. Schwartz, Zahler, Townsend and Hart, respectively.

(d) For 2002, represents a $275,000 one-time cash bonus payment to Mr. Hart on the fifth anniversary of the closing date of the purchase by Loral of Loral Skynet from AT&T.

(e) Consists of $146,150 for Mr. DeWitt for a tax gross-up on his restricted stock award.

(f) At year-end, Mr. DeWitt held 400,000 shares of restricted stock which had a market value of $168,000 based on the closing price of our common stock at year-end. The restrictions lapse on the third anniversary of the date of grant.

(g) Represents 300,000 shares of restricted stock granted to Mr. Hart on March 6, 2003 for performance in 2002. As of March 6, 2003, such shares had a market value of $96,000. The restrictions lapse on the third anniversary of date of grant.

                               OPTION GRANTS TABLE
                               -------------------

                        OPTION GRANTS IN LAST FISCAL YEAR

                          NUMBER OF      % OF TOTAL
                         SECURITIES        OPTIONS
                         UNDERLYING      GRANTED TO     EXERCISE OR
                           OPTIONS      EMPLOYEES IN       BASE                               GRANT DATE
           NAME          GRANTED (a)     FISCAL YEAR       PRICE       EXPIRATION DATE    PRESENT VALUE (b)
                                                        (PER SHARE)
---------------------- ---------------- -------------- -------------- ------------------- -------------------
---------------------- ---------------- -------------- -------------- ------------------- -------------------

Bernard L. Schwartz        250,000         26.61%         $1.885          03/04/2012           $415,000
---------------------- ---------------- -------------- -------------- ------------------- -------------------

Eric J. Zahler             162,500         17.30%         $1.885          03/04/2012           $269,750
---------------------- ---------------- -------------- -------------- ------------------- -------------------

Richard J. Townsend        150,000         15.97%         $1.885          03/04/2012           $249,000
---------------------- ---------------- -------------- -------------- ------------------- -------------------

Terry J. Hart                 0
---------------------- ---------------- -------------- -------------- ------------------- -------------------

C. Patrick DeWitt             0
---------------------- ---------------- -------------- -------------- ------------------- -------------------

(a) These options were granted on March 4, 2002 and are fully vested and exercisable.

(b) The Black-Scholes model of option valuation was used to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculation is based on a ten-year option term, a risk-free interest rate assumption of 5%, stock price volatility of 90% over a ten-year period and a dividend rate of $0 per share. However, there were no adjustments made for non-transferability or risk of forfeiture. The actual value realized, if any, will depend on the amount by which the stock price at the time of exercise exceeds the exercise price. There is no assurance that the amount estimated by the Black-Scholes model will be realized.



                    OPTION EXERCISES AND YEAR-END VALUE TABLE
                    -----------------------------------------

                     AGGREGATED OPTION EXERCISES IN 2002 AND
                             YEAR-END OPTION VALUES

                                                   -------------------------------- -----------------------------
                                                          NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED OPTIONS       VALUE OF UNEXERCISED
                                                               AT FISCAL                     IN-THE-MONEY
                                                              YEAR-END (a)             OPTIONS AT FISCAL YEAR-END (b)
------------------------ ------------ --------------- --------------- -------------- -------------- ---------------
                          NUMBER OF
                           SHARES
                          ACQUIRED        VALUE
         NAME            ON EXERCISE     REALIZED      EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------ ------------ --------------- --------------- -------------- -------------- ---------------

Bernard L. Schwartz                                      7,180,000          0              0              0
------------------------ ------------ --------------- --------------- -------------- -------------- ---------------

Eric J. Zahler                                           1,885,728      1,376,772          0              0
------------------------ ------------ --------------- --------------- -------------- -------------- ---------------

Richard J. Townsend                                        813,281       861,719           0              0
------------------------ ------------ --------------- --------------- -------------- -------------- ---------------

Terry J. Hart                                              348,004       330,796           0              0
------------------------ ------------ --------------- --------------- -------------- -------------- ---------------

C. Patrick DeWitt                                          412,792       435,558           0              0
------------------------ ------------ --------------- --------------- -------------- -------------- ---------------

(a) Excludes the effect of the stock option exchange offer completed in March 2003 pursuant to which Messrs. Zahler, Townsend, Hart and DeWitt tendered 2,325,000, 1,050,000, 509,100 and 498,900 options, respectively, for cancellation. In exchange for such tendered stock options, Messrs. Zahler, Townsend, Hart and DeWitt will receive a grant of 930,000, 532,500, 203,640 and 199,560 options, respectively, on
         September 8, 2003, which new options will have an exercise price equal to the fair market value of the common stock on the grant date.

(b) Market value of underlying securities at year-end, minus the exercise price.

EMPLOYMENT AND OTHER RELATED ARRANGEMENTS
-----------------------------------------

Mr. Schwartz is compensated pursuant to an employment agreement with Loral SpaceCom, which was amended on July 18, 2000. This agreement, which expires on April 5, 2006, provides for a minimum annual base salary, to be increased each year by the percentage change in a specified consumer price index, plus such other annual increases as the Board of Directors or the Compensation Committee may grant from time to time. At Mr. Schwartz's request, the Compensation Committee agreed to amend his employment agreement to provide for no base salary for the twelve-month period commencing March 1, 2003. Consistent with this request, the Compensation Committee determined not to pay a bonus to Mr. Schwartz for 2002.

Pursuant to the amended employment agreement, if Mr. Schwartz is removed as Chairman of the Board of Directors or as Chief Executive Officer other than for cause, or if his duties, authorities or responsibilities are diminished, or if there is a change of control of the Company, Mr. Schwartz may elect to terminate the agreement. A change of control of the Company is defined generally to mean:
(1) the acquisition by any person of 35% or more of either (i) the then outstanding common stock or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (2) the incumbent directors cease for any reason to constitute at least a majority of the Board of Directors; (3) subject to certain exceptions, consummation of a reorganization, consolidation, merger or sale of substantially all of the assets of the Company; or (4) approval by the shareholders of the Company of a liquidation or dissolution of the Company. In any such event, or upon his death or disability, Mr. Schwartz will be entitled to receive a lump sum payment discounted at 3% per annum, in an amount equal to his highest annual base salary during the five years prior to his termination for a five-year period, an amount of incentive bonus equal to the highest bonus received by Mr. Schwartz during the term of the agreement for a five-year period, and an amount calculated to approximate the annual compensation elements reflected in the difference between fair market value and exercise price of stock options granted to Mr. Schwartz. All such sums are further increased to offset any tax due by Mr. Schwartz under the excise tax and related provisions of Section 4999 of the Internal Revenue Code.

Loral SpaceCom has established Supplemental Life Insurance Programs for certain key employees including Messrs. Schwartz, Zahler, Townsend and Hart. For Messrs. Zahler, Townsend and Hart, the Plans are funded with "universal" life insurance policies with death benefit amounts of $1,500,000, $1,000,000 and $250,000, respectively. For Mr. Schwartz, the Plan is funded with two "universal" life insurance policies, one with a death benefit of $20,000,000 and one with a death benefit of $500,000. The $20,000,000 policy (the "Policy") is subject to a split-dollar agreement between Loral SpaceCom and the trustees of a life insurance trust established by Mr. Schwartz (the "Life Insurance Trust"). Pursuant to the split-dollar agreement, in the event of the death of Mr. Schwartz, the sponsor, currently Loral SpaceCom, will be entitled to receive an amount equal to the sponsor's cumulative contributions to the Policy. If the split-dollar agreement is terminated prior to Mr. Schwartz's death, the sponsor will be entitled to an amount equal to the available cash value of the Policy on the date of the termination. The split-dollar agreement is terminated prior to Mr. Schwartz's death if (i) Mr. Schwartz's employment with Loral SpaceCom is terminated for cause or (ii) the trustees of the Life Insurance Trust terminate the split-dollar agreement. No payments were made by Loral SpaceCom under the Policy in 2002 as a result of uncertainty as to whether such payments might be prohibited by the terms of the Sarbanes-Oxley Act. Loral SpaceCom and Mr. Schwartz have agreed that no further payments under the Policy will be made in 2003, and it is expected that the Policy will lapse in July 2003. At that time, there will be no available cash remaining in the Policy.

On July 18, 2000, the Board of Directors approved the entry by the Company into employment protection agreements with the NEOs and other officers that would provide them with certain protections in the event of a change of control of the Company. A change of control of the Company is defined generally to mean: (1) the acquisition by any person of 35% or more of either (i) the then outstanding common stock or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (2) the incumbent directors cease for any reason to constitute at least a majority of the Board of Directors; (3) subject to certain exceptions, consummation of a reorganization, consolidation, merger or sale of substantially all of the assets of the Company; or (4) approval by the shareholders of the Company of a liquidation or dissolution of the Company. These agreements provide that, after a change of control, the NEO would be entitled to certain protections relating to his responsibilities and duties, as well as compensation and benefits. In the event of a termination by the Company other than for "cause" or "disability" or a termination by the NEO for "good reason," in each case as such terms are defined therein, the agreements provide for a severance package consisting of: (i) the NEO's base salary through the date of termination; (ii) a cash amount equal to three times the sum of the NEO's base salary, annual bonus, the present value amount of the cost of certain benefit plans and programs in which the NEO participates and the annualized value of the NEO's vacation and fringe benefits; and (iii) any deferred compensation and any other amounts or benefits then owing to the NEO. The employment protection agreements were amended on January 22, 2002 to clarify that the value of certain special stock or stock option grants would be included for purposes of determining the amount of any such severance package.

PENSION PLAN
------------

Loral maintains a defined benefit pension plan and trust (the "Pension Plan") that is qualified under Section 401(a) of the Internal Revenue Code. The Pension Plan provides retirement benefits for eligible employees of Loral SpaceCom and Loral SpaceCom's operating affiliates, including executive officers. Executive officers also participate in a supplemental executive retirement plan (the "SERP") which provides supplemental retirement benefits due to certain reductions in retirement benefits under the Pension Plan that are caused by various limitations imposed by the Internal Revenue Code. The benefit formulas differ by operating affiliate. Compensation used in determining benefits under the Pension Plan and SERP includes salary and bonus for employees of Loral SpaceCom and Loral Skynet and salary only for employees of Space Systems/Loral (calculated as set forth in the pension plan table below).

The benefit formula for executive officers employed by Loral SpaceCom, such as Messrs. Schwartz, Zahler and Townsend, for the period ending December 31, 1996 will generally provide an annual benefit equal to the greater of (A) or (B), where (A) equals (i) 1.2% of compensation up to the Social Security Wage Base and 1.45% of compensation in excess of the Social Security Wage Base for each year prior to the calendar year in which a participant completes 15 years of employment, plus (ii) 1.5% of compensation up to the Social Security Wage Base and 1.75% of compensation in excess of the Social Security Wage Base for the calendar year in which the participant has completed 15 years of employment and for each year thereafter; and (B) equals (i) 1.2% of average annual compensation paid during 1992-1996 up to the 1996 Social Security Wage Base and 1.45% of average annual compensation paid during 1992-1996 in excess of the 1996 Social Security Wage Base for each year prior to the calendar year in which a participant completes 15 years of employment, plus (ii) 1.5% of average annual compensation paid during 1992-1996 up to the 1996 Social Security Wage Base and 1.75% of average annual compensation paid during 1992-1996 in excess of the 1996 Social Security Wage Base for the calendar year in which the participant has completed 15 years of employment and for each year thereafter. The benefit for periods subsequent to December 31, 1996 will be based on (A) above. The estimated credited years of service for Messrs. Schwartz, Zahler and Townsend are 30.75, 10.75 and 4.25, respectively.

Effective with the sale of Loral Skynet from AT&T to Loral on March 15, 1997, the benefit formula for executive officers employed by Loral Skynet, such as Mr. Hart, provides an annual benefit equal to 1.6% of compensation for each year of service. Service with AT&T preceding March 15, 1997 is recognized for eligibility and vesting purposes but not for benefit accrual. Mr. Hart's estimated credited years of service with Loral Skynet is 5.75.

For executive officers employed by Space Systems/Loral, such as Mr. DeWitt, the benefit formula for contributory service (in which a 1% post-tax contribution is required) provides an annual benefit equal to 1.3% of the final five year average salary times years of contributory service plus 0.45% of final five year average salary over 150% of the Social Security Covered Compensation for each year up to 35 years. The benefit formula for non-contributory service provides an annual benefit of $252 for each year of credited service. (See also the explanation and table below.) The estimated credited years of service for Mr. DeWitt is 29.25. The following table shows the amounts of annual retirement benefits that would be payable at normal retirement for executives who are employed by Space Systems/Loral. Benefits are shown for various rates of final average salary, assuming that employee contributions were made for the periods indicated.

                                      Years of Contributory Service
--------------------------------------------------------------------------------
Final Average Salary     15         20       25        30        35        40
--------------------------------------------------------------------------------
     $100,000         $22,270    $29,690  $37,110   $44,540   $51,960   $58,460
--------------------------------------------------------------------------------
      125,000          28,830     38,440   48,050    57,660    67,270    75,400
--------------------------------------------------------------------------------
      150,000          35,390     47,190   58,990    70,790    82,580    92,330
--------------------------------------------------------------------------------
      175,000          41,960     55,940   69,930    83,910    97,900    109,270
--------------------------------------------------------------------------------
      200,000          48,520     64,690   80,860    97,040    113,210   126,210
--------------------------------------------------------------------------------
      225,000          55,080     73,440   91,800    110,160   128,520   143,150
--------------------------------------------------------------------------------
      250,000          61,640     82,190   102,740   123,290   143,830   160,080
--------------------------------------------------------------------------------
      275,000          68,210     90,940   113,680   136,410   159,150   177,020
--------------------------------------------------------------------------------
      300,000          74,770     99,690   124,610   149,540   174,460   193,960
--------------------------------------------------------------------------------
      350,000          87,890    117,190   146,490   175,790   205,080   227,830
--------------------------------------------------------------------------------
      400,000          101,020   134,690   168,360   202,040   235,710   261,710
--------------------------------------------------------------------------------

The table above shows estimated benefits payable under the Plan and SERP including amounts attributable to employee contributions, determined on a straight life annuity basis. Such estimated benefits shown have been offset by Social Security Covered Compensation. Compensation for the NEOs is the same salary and bonus as disclosed in the Executive Compensation table.

ANNUAL BENEFITS
---------------

Effective April 1, 1997, under the minimum distribution rules prescribed by the Internal Revenue Code, Mr. Schwartz began receiving an annual benefit under the Pension Plan and SERP of $2,165,700, determined on a joint and 50% survivor basis. The projected annual benefit under the Pension Plan and SERP is $322,109 for Mr. Zahler, $152,685 for Mr. Townsend, $87,406 for Mr. Hart and $112,186 for Mr. DeWitt. These projected benefits have been computed assuming that (i) employment will be continued until normal retirement, (ii) current levels of creditable compensation and the Social Security Wage Base will continue without increases or adjustments throughout the remainder of the computation period,
(iii) contributions will continue to be made toward a contributory benefit and
(iv) payments will be made on a life annuity basis.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
             -------------------------------------------------------


Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of beneficial ownership changes in such ownership with the Securities and Exchange Commission. Based solely on a review of the copies of such reports furnished to us and on written representations from certain reporting persons that no Form 5 was required for such person, we believe that during 2002 all officers, directors and persons who own more than 10% of our common stock timely filed all such reports.

                             COMMON STOCK OWNERSHIP
                             ----------------------



The following table shows, based upon filings made with the Company, certain information concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of our common stock because they possessed or shared voting or investing power with respect to the shares of our common stock:


--------------------------------------------------------------------------------
                                  AMOUNT AND NATURE OF BENEFICIAL    PERCENT OF
         NAME AND ADDRESS                    OWNERSHIP               CLASS (1)
--------------------------------------------------------------------------------

Lockheed Martin Investments Inc.            45,896,978                  %
6801 Rockledge Drive
Bethesda, Maryland  20817

--------------------------------------------------------------------------------

Joseph L. Harrosh                           42,166,784 (2)               %
40900 Grimmer Boulevard
Fremont, California  94538

--------------------------------------------------------------------------------


(1) Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the number of shares of our common stock outstanding as of April 1, 2003.

(2) A Schedule 13G/A filed by Joseph L. Harrosh with the Securities and Exchange Commission on February 5, 2003 reported that, as of February 5, 2003, Mr. Harrosh beneficially owned and had sole voting power and sole investment power over 42,166,784 shares of our common stock, including 3,000 shares of our Series C Preferred Stock convertible into 7,500 shares of our common stock.

The following table presents the number of shares of our common stock beneficially owned by the directors and nominees, the NEOs and all directors, nominees, NEOs and all other executive officers as a group as of March 14, 2003 (except as otherwise indicated). Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.


                                                            AMOUNT AND NATURE OF BENEFICIAL        PERCENT OF
                    NAME OF INDIVIDUAL                             OWNERSHIP (1) (2)                 CLASS
----------------------------------------------------------- --------------------------------- ---------------------
Bernard L. Schwartz                                                     11,114,643     (3)            2.5%
----------------------------------------------------------- --------------------------------- ---------------------
C. Patrick DeWitt                                                          548,070     (4)             *
----------------------------------------------------------- --------------------------------- ---------------------
Howard Gittis                                                              278,860     (5)             *
----------------------------------------------------------- --------------------------------- ---------------------
Terry J. Hart                                                              373,136     (6)             *
----------------------------------------------------------- --------------------------------- ---------------------
Robert B. Hodes                                                            194,860     (7)             *
----------------------------------------------------------- --------------------------------- ---------------------
Gershon Kekst                                                              192,860     (5)             *
----------------------------------------------------------- --------------------------------- ---------------------
Charles Lazarus                                                            172,860     (5)             *
----------------------------------------------------------- --------------------------------- ---------------------
Sally Minard                                                                16,665     (8)             *
----------------------------------------------------------- --------------------------------- ---------------------
Malvin A. Ruderman                                                         204,860     (5)             *
----------------------------------------------------------- --------------------------------- ---------------------
E. Donald Shapiro                                                          341,360     (9)             *
----------------------------------------------------------- --------------------------------- ---------------------
Arthur L. Simon                                                            216,860    (10)             *
----------------------------------------------------------- --------------------------------- ---------------------
Richard J. Townsend                                                        368,564    (11)             *
----------------------------------------------------------- --------------------------------- ---------------------
Daniel Yankelovich                                                         243,860     (5)             *
----------------------------------------------------------- --------------------------------- ---------------------
Eric J. Zahler                                                             630,080    (12)             *
----------------------------------------------------------- --------------------------------- ---------------------
    ALL DIRECTORS, NOMINEES, NEOS AND OTHER EXECUTIVE
             OFFICERS AS A GROUP (23 PERSONS)                           15,752,570    (13)            3.5%
----------------------------------------------------------- --------------------------------- ---------------------

*   Represents holdings of less than one percent.

(1) Includes shares which, as of March 14, 2003, may be acquired within sixty days pursuant to the exercise of options (which shares are treated as outstanding for the purposes of determining beneficial ownership and computing the percentage set forth) and shares held for the benefit of named executive directors as of February 28, 2003 in the Loral Savings Plan (the "Savings Plan").

(2) Except as noted, all shares are owned directly with sole investment and voting power.

(3) Includes 160,000 shares owned by Mr. Schwartz's wife, 7,180,000 shares exercisable under the Stock Option Plans and 21,385 shares held in the Savings Plan.

(4) Includes 400,000 shares of restricted stock, 116,471 shares exercisable under the Stock Option Plans and 15,599 shares held in the Savings Plan.

(5)      Includes 172,860 shares exercisable under the Stock Option Plans.

(6) Includes 300,000 shares of restricted stock, 56,561 shares exercisable under the Stock Option Plans and 12,575 shares held in the Savings Plan.

(7) Consists of 20,000 shares held in Mr. Hodes' IRA account, 2,000 shares held by Mr. Hodes' minor children and 172,860 shares exercisable under the Stock Option Plans.

(8)      Consists of 16,665 shares exercisable under the Stock Option Plans.

(9) Includes 55,000 shares of Series C Preferred Stock convertible into 137,500 shares of common stock owned by Mr. Shapiro's wife and 172,860 shares exercisable under the Stock Option Plans.

(10) Includes 29,750 shares held in Mr. Simon's IRA account, 250 shares in his wife's IRA account, 4,000 shares of Series C Preferred Stock convertible into 10,000 shares of common stock held in Mr. Simon's IRA account and 172,860 shares exercisable under the Stock Option Plans.

(11) Includes 2,500 shares of Series C Preferred Stock convertible into 6,250 shares of common stock, 308,317 shares exercisable under the Stock Option Plans and 13,497 shares held in the Savings Plan.

(12) Includes 50,000 shares held in Mr. Zahler's IRA account, 420,807 shares exercisable under the Stock Option Plans and 28,073 shares held in the Savings Plan.

(13) Includes 61,500 shares of Series C Preferred Stock convertible into 153,750 shares of common stock, 9,979,078 shares exercisable under the Stock Option Plans and 289,434 shares held in the Savings Plan.

                             STOCK PERFORMANCE GRAPH
                             -----------------------


The graph below compares the change in cumulative total return of the Company's common stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Index and Satin-30, the Barclays Satellite & Space Index, from December 31, 1997 through March 3, 2003, assuming an investment of $100 in the Company's common stock and each index.



                      COMPARISON OF CUMULATIVE TOTAL RETURN
                                 [GRAPH OMITTED]

                COMPARATIVE PERFOMANCE VALUE
---------------------------------------------------------
DATE            LORAL           SATIN-30        S&P 500
----            -----           --------        -------
31-DEC-1997     $100            $100            $100
30-JUN-1998     $132            $114            $117
31-DEC-1998     $83             $110            $127
30-JUN-1999     $84             $176            $141
31-DEC-1999     $113            $473            $151
30-JUN-2000     $33             $422            $150
31-DEC-2000     $15             $318            $136
29-JUN-2001     $13             $256            $126
31-DEC-2001     $14             $224            $118
30-JUN-2002     $5              $226            $102
31-DEC-2002     $2              $236            $91
3-MAR-2003      $2              $183            $86

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------



LOCKHEED MARTIN
---------------

In connection with contract performance, Loral subsidiaries provided services to and acquired services from Lockheed Martin for the year ended December 31, 2002. For 2002, the cost of services purchased by Loral subsidiaries from Lockheed Martin was $21,675,000, and such subsidiaries' net receivable from Lockheed Martin at December 31, 2002 was $72,000.

K&F INDUSTRIES, INC.
--------------------

Loral SpaceCom Corporation ("Loral SpaceCom") has a management services agreement with K&F Industries ("K&F"), a company of which Bernard L. Schwartz is chief executive officer and a 50% owner, to provide administrative and certain other services to K&F, which pays Loral SpaceCom a fee based on the cost of such services plus out of pocket expenses. In 2002, K&F paid Loral SpaceCom $319,000 under this agreement.

OTHER RELATIONSHIPS
-------------------

Robert B. Hodes, a Director and a member of the Executive Committee, is counsel to the law firm of Willkie Farr & Gallagher, which acts as counsel to the Company.

For the year ended December 31, 2002, the Company paid fees and disbursements in the amount of approximately $156,000 for corporate communications consultations to Kekst and Company Incorporated, of which company Gershon Kekst, a Director and member of the Executive Committee, is President and the principal stockholder. Kekst and Company continues to render such services to the Company.

                                                                      APPENDIX A
                                                                      ----------




                                  BYE-LAW 4 (C)
                                  -------------

                           (AS PROPOSED TO BE AMENDED)




         4. (c) The Board may be authorised by Resolution from time to time to determine the ratio of a consolidation within a range specified by such Resolution of all or any of the Company's common share capital into shares of larger par value than its existing shares and granted the discretion to implement such consolidation at any time prior to the Annual Meeting of Shareholders immediately following the date of such Resolution. In exercising its power under this provision, the Board shall also have the power set out in Bye-law 43, in dealing with any difficulty which arises in regard to any consolidation under this Bye-law 4 (c).

                                                                      APPENDIX B
                                                                      ----------



                          LORAL SPACE & COMMUNICATIONS
                             AUDIT COMMITTEE CHARTER



ORGANIZATION
------------

There shall be an Audit Committee of the Board of Directors composed of at least three directors, all of whom shall be independent. All of the members of the Audit Committee shall be financially literate, and at least one member must qualify as a financial expert.

The "independence," "financial literacy" and "financial expertise" of members of the Audit Committee shall be determined by the Board in accordance with all applicable laws and SEC, stock exchange and other applicable regulations. The Board shall determine that each member of the Audit Committee has no material relationship with the Company. If an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such service will not impair such member's ability to effectively serve on the Audit Committee and disclose such determination in the Company's annual proxy statement.

The Audit Committee shall elect a chairperson from its own membership. The Audit Committee may engage independent legal counsel and accounting, financial and other advisors, at the expense of the Company, to help carry out its duties.

No member of the Audit Committee shall receive compensation other than (i) director's fees for service as a director of the Company, including reasonable compensation for serving on the Audit Committee and regular benefits that other directors receive and (ii) a pension or similar compensation for past performance, provided that such compensation is not conditioned on continued or future service to the Company.

STATEMENT OF POLICY
-------------------

The Audit Committee shall assist the Board in fulfilling its responsibility relating to the Company's accounting and reporting practices, the quality and integrity of its financial statements and reports, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors, and the performance of the Company's internal audit function and its independent auditors. The Audit Committee shall endeavor to maintain free and open communication among the Board, the independent auditors, the internal auditors and the financial management.

RESPONSIBILITIES
----------------

The Audit Committee's policies and procedures should remain flexible, in order to best react to changing conditions and to help ensure that the Company's accounting and reporting practices accord with all requirements and are of the highest quality. The Audit Committee shall:

o Be directly responsible for the appointment, termination, and compensation of the Company's independent auditors and oversight of their services.

o Meet at least four times a year, or more often if circumstances so require.

o Pre-approve any non-audit services to be performed by the independent auditors and related compensation. The Audit Committee may delegate to one or more members the ability to pre-approve such services, provided that any such pre-approval is presented to the full Committee at its next scheduled meeting.

o Meet with the independent auditors and the financial management to review the scope of the audit proposed for the current year and the audit procedures to be utilized and any subsequent changes to such scope and/or procedures, and at its conclusion review the audit, including the comments or recommendations of the independent auditors.

o Confirm with the independent auditors that none of their auditing personnel assigned to the audit of the Company's financial statements earns or receives any compensation based on selling engagements to the Company to provide any services, other than audit, review or attest services, to the extent such compensation would compromise the independence of such auditing personnel or the auditor under the rules promulgated by the SEC.

o Ensure that all auditing personnel are rotated in accordance with, and to the extent required by, applicable laws and regulations.

o Discuss with the independent auditors the matters required to be discussed or reported on by the independent auditors:

     - Independence of the relationship between the independent auditors and the Company.
     - Independent auditors' responsibility under auditing standards generally accepted in the United States of America, and under applicable rules and regulations, and any exchange which lists the Company's securities.
     -  Significant accounting policies of the Company.
     -  Management judgments and accounting estimates.
     -  Audit adjustments proposed by the independent auditors.
     -  Other information in the Annual Report to shareholders and on Form 10-K.
     -  Disagreements with management, if any.
     -  Consultation with other accountants, if any.
     - Major issues, if any, regarding accounting principles and financial statement presentation, including any analysis prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements.
     - Difficulties encountered in performing the audit, if any, and management's response.

o Discuss with the independent auditors any other communications from them, including:

     -  All critical accounting policies and practices used.
     - All alternative treatments of financial information under generally accepted accounting principles that have been discussed with management, ramifications of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.
     - Other material written communications between the independent auditors and management of the Company.

o At least annually, obtain and review a report by the independent auditors describing the firm's internal quality-control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

o Review with the independent auditors, the internal auditor, and the financial and accounting management, the adequacy of the disclosure, accounting and financial controls, and elicit any recommendations for improvement or particular areas where augmented controls are desirable. Particular emphasis should be given to the adequacy of such controls to provide that information required to be disclosed by the Company in its periodic reports is recorded, processed, summarized, and reported in an appropriate and timely manner.

o Review the internal audit function, including the independence and authority of its reporting obligations, the audit plans proposed for the coming year, and the coordination of such plans with the work of the independent auditors.

o Review periodically a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan and review such summary and plan with the internal audit department.

o Review the adequacy of the internal audit staff and review and concur in the appointment, replacement or dismissal of the Internal Audit Director.

o Review the annual financial statements to be contained in the annual report, and the quarterly financial statements and related disclosures under Management's Discussion and Analysis of Results of Operations and Financial Condition ("MD&A") with management and the independent auditors. Determine that the independent auditors are satisfied with the disclosure and content of such financial statements and MD&A. Any year-to-year changes in accounting principles or practices should be reviewed.

o Review annually with management and the independent auditors the effect of regulatory and accounting initiatives, as well as review and approve any off-balance sheet structures on the Company's financial statements.

o Recommend to the Board as to whether the annual financial statements of the Company should be included in the Annual Report on Form 10-K to be filed with the SEC.

o Discuss with management, in general terms, earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

o Discuss with management policies with respect to risk assessment and risk-management.

o Set clear hiring policies for employees or former employees of the independent auditors in accordance with applicable law and regulations.

o Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters, or violations of the Company's Code of Conduct, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

o Periodically meet separately with each of corporate financial management, the Internal Audit Director, and the independent auditors to discuss any appropriate matters.

o Review with the Company's General Counsel legal matters that may have a material impact on the financial statements included in the Company's periodic reports to the SEC.

o Periodically inquire of the Company's General Counsel as to the Company's compliance with relevant legal and regulatory requirements and as to the adequacy of the control system in place to assure such compliance.

o Annually review the performance of the Audit Committee relative to the Audit Committee's purpose, duties and responsibilities outlined herein and report to the Board of Directors as to the results of such review.

o Review and assess the adequacy of this Charter annually and recommend any changes to the Board for approval.

o Report to the Board, the matters discussed at each Audit Committee meeting. A copy of the minutes shall be placed with the Company's minute books.

o Investigate any matter brought to its attention, and considered appropriate, within the scope of its duties, with the power to retain professional advice for this purpose if, in its judgment, that is appropriate.

o Prepare an Audit Committee report required to be included in the Company's annual proxy statement. The report will include at least the following:

     (a) A statement that the Committee has reviewed and discussed the audited financial statements with management;

     (b) A statement that the Committee has discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Required Communications with Audit Committees;

     (c) A statement that the Committee has received written disclosures from, and held discussions with, the independent auditors on matters required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees; and

     (d) A conclusion as to the Committee's recommendation to the Board of Directors as to the filing of the Annual Report on Form 10-K with the SEC.

                       LORAL SPACE & COMMUNICATIONS LTD.
              PROXY - ANNUAL MEETING OF SHAREHOLDERS, May 29, 2003

BERNARD L. SCHWARTZ, ERIC J. ZAHLER and ROBERT B. HODES, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Shareholders of LORAL SPACE & COMMUNICATIONS LTD. (the "Company"), to be held at Baruch College, Vertical Campus Building (Room 14-220), 55 Lexington Avenue (use 25th Street entrance), New York, New York, at 10:30 A.M., on Thursday, May 29, 2003 and at all adjournments thereof.

The Board of Directors Recommends a Vote FOR the Following Proposals:

1.  ELECTION OF FOUR CLASS I DIRECTORS - Nominees: Class I:   Howard Gittis,
    Gershon Kekst, Arthur L. Simon and Eric J. Zahler

    [ ] VOTE FOR all nominees listed above    [ ] WITHHOLD AUTHORITY to vote for
                                                  all nominees listed above

    [ ] EXCEPTIONS *

    (Instruction: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

    *Exceptions:______________________________________________________________

2.  Acting upon a proposal to amend the       FOR [ ] AGAINST [ ] ABSTAIN [ ]
    Company's bye-laws to allow the
    shareholders to grant discretionary
    authority to the Company's Board of
    Directors to determine the ratio to
    be employed in a reverse split of
    the Company's common stock and to
    grant such authority to the
    Company's Board of Directors to
    effect a reverse stock split at a
    ratio within the range from
    one-for-five to one-for-twenty.



3.  Acting upon a proposal to increase        FOR [ ] AGAINST [ ] ABSTAIN [ ]
    the number of authorized shares of
    common stock of the Company from
    750,000,000 to 1,250,000,000.

4.  Acting upon a proposal to ratify the      FOR [ ] AGAINST [ ] ABSTAIN [ ]
    selection of Deloitte & Touche LLP as
    independent auditors for the year
    ending December 31, 2003.

5.  In their discretion, upon such other      FOR [ ] AGAINST [ ] ABSTAIN [ ]
    matters as may properly come before
    the meeting.



                           (Continued on reverse side)

                           (Continued from other side)

                  This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, this PROXY will be voted FOR the election of nominees listed hereon and FOR Proposals 2, 3, 4 and 5.

P                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R                                         The undersigned hereby  acknowledges
                                          receipt  of  the  Notice  of  Annual
O                                         Meeting   and   accompanying   Proxy
                                          Statement.
X
                                          Dated:__________________________, 2003
Y
                                          --------------------------------------

                                          --------------------------------------
                                                  (Signature of Shareholder)

                                  (Please sign exactly as name or names appear hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.)


                     PLEASE MARK, SIGN, DATE AND RETURN THIS
                         PROXY IN THE ENVELOPE PROVIDED.